Exhibit 99.1

Contact:
Patriot Bank, N.A.	Michael Carrazza
900 Bedford Street	CEO & Chairman
Stamford, CT 06901	203-251-8230
www.BankPatriot.com

Patriot Bank Earnings Soar 165% in Q1

Deposits Up 32% & Loans Up 30% Year-Over-Year

STAMFORD, CT – May 9, 2017 (GLOBE NEWSWIRE) – Patriot National Bancorp, Inc. (“Patriot”, “Bancorp”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced its third consecutive quarter of powerful earnings momentum. Patriot reports first quarter net income of $1,730,000, or $0.44 per diluted share, a towering 165% increase over a year ago. Also, at the end of 2016, Patriot surpassed the three quarters of a billion dollar milestone and continued to demonstrate growth in the first quarter.

First quarter earnings also increased over the prior quarter by 66%. For comparison to prior quarterly periods, the third quarter of 2016 saw $814,000 in net income, or $0.21 per diluted share, while in the fourth quarter Patriot reported $1,045,000 in net income, or $0.27 per share. The current quarter results include the impact of a substantial recovery of a loan that was charged-off last year.

As of March 31, 2017, total assets increased to $775 million, as compared to $757 million at December 31, 2016 and $636 million at March 31, 2016. Net loans totaled $625 million, up 8% over $577 million as of December 31, 2016, and up 30% over $480 million at March 31, 2016.

Deposits grew 6%, or $32 million, to $561 million at March 31, 2017 as compared to $529 million at December 31, 2016 and $424 million at March 31 2016. Deposit growth remains a key initiative to keep pace with Patriot’s overall growth prospects. Patriot has seen total deposits grow an aggregate of 32% over the last year.

CEO Michael Carrazza stated: “Patriot’s recent jump in performance is a direct result of performance enhancing strategies that we designed and began implementing in the third quarter 2016. The amalgamation of broad-based operational improvements, management changes, asset-class repositioning, and balance sheet reengineering are producing these very positive results, and they remain ongoing. Tackled in this quarter was the successful recovery of a charged-off loan that had been paralyzed in a protracted legal process. Our initiatives support a steady, predictable earnings trend, and our increasing scale will further drive efficiencies.”

Mr. Carrazza took operational control of Patriot as interim CEO in August 2016 to execute a series of value-enhancing strategies and to reposition the executive team. The performance in the past three quarters reflects a keenly focused and regimented effort to drive profitability and shareholder value.

“Patriot’s banking platform is on a solid earnings trajectory, which improves each day. Shareholders should benefit from increasing scale, profitability and strategic activities that are intently underway,” added Mr. Carrazza.

The loan pipeline remains strong and continued growth is expected. Patriot’s net interest margin was 3.50% for the first quarter, as compared to 3.75% in the prior quarter and 3.76% in the first quarter of 2016. Net interest income decreased by $343,000, or 6%, as compared to the 4th quarter of 2016, and increased by $109,000, or 2%, compared to the 1st quarter of 2016.

The decline from the fourth quarter reflects the full quarter impact of interest paid on long-term senior debt issued in December of 2016 and also reflects a timing mis-match between loan attrition early in the quarter and new loans that closed late in the quarter.

The provision for loan losses in the quarter was a net credit of $1,749,000, reflecting the previously noted recovery, partially offset by a $1.1 million addition to the Allowance for Loan Loss to reflect the growth in the end of period loan balance. The provision for loan losses was $150,000 in the 4th quarter of 2016 and zero in the 1st quarter of 2016.

Non-interest income decreased by $91,000 or 25%, over last quarter and $133,000, or 32%, below the same period last year. Both comparisons were impacted by a loss of $78,000 recognized on the sale of investment portfolio securities, as the portfolio was intentionally re-positioned to provide future enhancements to profitability.

Non-interest expense increased $280,000, or 6%, over last quarter and declined by $70,000, or 1% compared to the 1st quarter of 2016.

As of March 31, 2017 shareholders’ equity was $64.4 million, an increase of $1.8 million over December 31, 2016, at $62.6 million. This was a direct result of the reported net income of the first quarter of 2017. The Company’s book value per share increased to $16.55 at March 31, 2017 as compared to $16.08 at December 31, 2016 and $15.75 at March 31, 2016.

The Bank’s capital ratios continue to be strong, as the Bank maintained its “well capitalized” regulatory status. As of March 31, 2017 Tier 1 leverage ratio was 10.65%, Tier 1 risk based capital was 11.09% and total risk based capital was 11.96%.

* * * * *

About the Company

Patriot National Bancorp, Inc. is headquartered in Stamford, Connecticut and the Bank has full service branches in Connecticut and New York.

Since opening its doors in 1994, the Company’s mission has been to serve our local communities by helping our neighbors and neighborhood businesses thrive. All lending is handled locally and is specific to each borrower, and the commitment to local businesses goes further to connect, support and grow businesses in both the for-profit and nonprofit sectors, along with municipalities. Patriot believes a well-connected community is a strong community—and that together, all will prosper.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the components of Bancorp’s periodic earnings and assets, (5) the fact that certain of the income recognized by Bancorp in any quarter may not be repeated in future periods, (6) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (7) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (8) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (9) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (10) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (11) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company, (12) the application of generally accepted accounting principles, consistently applied, (13) the fact that one period of reported results may not be indicative of future periods, (14) the state of the economy in the greater New York metropolitan area and its particular effect on the Company’s customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp’s other filings with the SEC.

PATRIOT NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

Dollars in thousands

	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016
Assets
Noninterest bearing deposits and cash	$5,086	$2,596	$2,931
Interest bearing deposits	55,180	89,693	64,075

Total cash and cash equivalents	60,266	92,289	67,006
Securities-available for sale	21,201	24,428	28,735
Other investments	4,450	4,450	4,450

Total investment securities	25,651	28,878	33,185
FRB & FHLB stock	7,847	7,718	8,669
Gross loans	630,727	581,657	485,183
Allowance for loan losses	(5,697)	(4,675)	(5,247)

Net loans	625,030	576,982	479,936
Accrued interest and dividends receivable	3,063	2,726	2,075
Premises and equipment, net	33,442	32,759	29,790
Other real estate owned	851	851	—
Deferred tax asset, net	11,691	12,632	13,354
Other assets	6,921	1,819	1,566

Total Assets	$774,762	$756,654	$635,581

Liabilities and Shareholders’ Equity
Deposits
Noninterest bearing deposits	$78,372	$76,772	$80,594
Interest bearing deposits	482,587	452,552	343,361

	560,959	529,324	423,955
FHLB advances	124,000	123,000	134,900
Other short term borrowings	—	15,000	—
Note Payable - long term senior debt	11,647	11,628	—
Subordinated debt	8,080	8,079	8,074
Note Payable	1,722	1,769	1,908
Mortgage escrow deposits	1,755	2,676	1,666
Accrued expenses and other liabilities	2,156	2,608	2,771

Total Liabilities	710,319	694,084	573,275
Common stock	40	40	40
Treasury stock	(1,177)	(1,177)	(160)
Additional paid-in capital	106,773	106,729	106,722
Accumulated deficit	(41,172)	(42,902)	(44,178)
Accumulated other comprehensive loss	(21)	(120)	(117)

Total Shareholders’ Equity	64,443	62,570	62,306

Total Liabilities and Shareholders’ Equity	$774,762	$756,654	$635,581

PATRIOT NATIONAL BANCORP, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

Dollars in thousands, except per share data

	Three Months Ended
	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016
Interest and dividend income
Interest and fees on loans	$6,607	$6,579	$5,840
Interest on investment securities	171	140	142
Dividends on investment securities	82	90	86
Other interest income	64	25	41

Total interest and dividend income	6,924	6,834	6,109

Interest expense
Interest on deposits	989	724	473
Interest on Federal Home Loan Bank borrowings	78	113	121
Interest on Note Payable - long term senior debt	229	25	—
Interest on subordinated debt	85	84	82
Interest on other borrowings	9	11	8

Total interest expense	1,390	957	684

Net interest income	5,534	5,877	5,425
(Credit) provision for loan losses	(1,749)	150	—

Net interest income after (credit) provision for loan losses	7,283	5,727	5,425

Non-interest income
Loan application, inspection and processing fees	21	28	67
Fees and service charges	149	149	151
Rental Income	94	103	103
Loss on sale of investment securities	(78)	—	—
Other income	91	88	89

Total non-interest income	277	368	410

Non-interest expense
Salaries and benefits	2,430	2,155	2,550
Occupancy and equipment expense	775	797	780
Data processing	120	125	285
Professional services and other outside services	652	565	409
Advertising and promotional expenses	74	53	117
Loan administration and processing expenses	9	24	8
Regulatory assessments	179	151	147
Insurance expense	59	54	55
Material and communications	87	88	93
Other operating expenses	309	402	320

Total non-interest expense	4,694	4,414	4,765

Income before income taxes	2,866	1,681	1,070
Expense for Income taxes	1,136	636	418

Net income	$1,730	$1,045	$651

Basic income per share	$0.44	$0.27	$0.17

Diluted income per share	$0.44	$0.27	$0.16

PATRIOT NATIONAL BANCORP, INC.

FINANCIAL RATIOS AND OTHER DATA

(Unaudited)

Dollars in thousands, except per share data

	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016
Asset Quality:
Nonaccrual loans	$1,812	$1,821	$5,409
Other real estate owned	851	851	—

Total nonperforming assets	$2,663	$2,672	$5,409

Nonaccrual loans / loans	0.29%	0.31%	1.11%
Nonperforming assets / assets	0.34%	0.35%	0.85%
Allowance for loan losses	$5,697	$4,675	$5,247
Allowance for loan losses / loans	0.90%	0.80%	1.08%
Allowance / nonaccrual loans	314.4%	256.7%	97.0%
Gross loan charge-offs for the quarter	$—	$2,935	$5
Gross loan (recoveries) for the quarter	$(2,771)	$(132)	$(10)
Net loan charge-offs (recoveries) for the quarter	$(2,771)	$2,803	$(6)
Capital Data:
Book value per share (1)	$16.55	$16.08	$15.75
Shares outstanding	3,894,128	3,891,897	3,956,207

(1)	Book value per share represents shareholders’ equity divided by outstanding shares.